Exhibit 2.n.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Prospectus Summary,” “Selected Condensed Consolidated Financial Data,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Senior Securities,” “Committees of Our Board of Directors” and “Independent Registered Public Accounting Firm” and to the use of our reports dated (i) March 1, 2010, with respect to the consolidated financial statements of American Capital, Ltd. as of December 31, 2009 and December 31, 2008 and for each of the three years in the period ended December 31, 2009 and the consolidated financial highlights for each of the five years in the period ended December 31, 2009, (ii) March 1, 2010, with respect to the schedule 12-14 as of and for the year ended December 31, 2009, and (iii) April 28, 2010, with respect to the senior securities table as of December 31, 2009, included in the Registration Statement (Form N-2 No. 333- _______) and related Prospectus of American Capital, Ltd. for the registration of common stock, preferred stock, or debt securities up to an aggregate initial offering price of $1,500,000,000.

/s/ Ernst & Young LLP

McLean, Virginia

April 28, 2010